Exhibit 99.1

THE HANOVER INSURANCE GROUP, INC. ESTIMATES IMPACT FROM FIRST QUARTER WEATHER RELATED LOSSES AND PROVIDES FIRST QUARTER EARNINGS ESTIMATE

WORCESTER, Mass., April 19, 2011—The Hanover Insurance Group, Inc. (NYSE: THG) today announced the estimated impact of weather-related activity on first quarter results.

The Hanover currently estimates its pre-tax loss resulting from catastrophe events in the first quarter of 2011 to be in the range of $48 to $51 million, or $0.69 to $0.73 after-tax per share. Additionally, earnings will be impacted by non-catastrophe winter weather and related loss activity. The increased level of weather-related claims has predominantly come from Northeastern states.

Taking into account this weather-related claim activity and other currently available information, The Hanover expects first quarter segment income after tax(1) per share to be in the range of $0.48 to $0.53.

(1)	Non-GAAP financial measure. It is defined as income from continuing operations excluding the after-tax impact of net realized investment gains (losses) and gains (losses) on the retirement of debt.

Forward-looking Statements and Non-GAAP Financial Measures

The Company’s estimates of weather-related catastrophe losses and segment income after-tax per share are forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995 and relate to estimated weather-related losses and other financial matters incurred prior to the date of this press release. The company cautions investors that such forward-looking statements are estimates or projections which involve significant judgment and not guarantees of future performance and actual results could differ materially. Investors should consider the risks and uncertainties in our business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates; (ii) variations in our current estimates that may change as the company finalizes its financial results; and (iii) other risks and uncertainties that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investors.”

The Hanover believes that measures of segment income after tax provide investors with valuable measures of the performance of the company’s ongoing business because they highlight income from continuing operations attributable to the core operations of the business. Income from continuing operations is the most directly comparable GAAP measure for segment income after tax per share. Non-GAAP measures should not be construed as substitutes for income from continuing operations, net income or other GAAP measures.

About The Hanover

The Hanover Insurance Group, Inc. (NYSE: THG), based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and their affiliates. The Hanover offers a wide range of property and casualty insurance products and services to businesses, individuals and families through a select group of independent agents. The company is ranked among the top 25 property and casualty insurers in the United States and has been meeting its obligations to its agent partners and their customers for nearly 160 years. The Hanover maintains excellent ratings from A.M. Best, Standard & Poor’s and Moody’s. For more information, please visit www.hanover.com.

Contacts:
Investors: Oksana Lukasheva (508) 855-2063 Email: olukasheva@hanover.com	Media: Michael F. Buckley (508) 855-3099 Email: mibuckley@hanover.com